EXHIBIT 10.8b
August 1, 2022

Tack Iron, LLC
Carmel, IN 46032
Attn: Tom Fisher

Dear Tom:
KAR Auction Services, Inc. (the “Company”) is pleased to engage Tack Iron, LLC (“Consultant”) to provide data center migration services. This engagement letter (“Engagement”) is entered into as of August 1, 2022 (“Effective Date”), pursuant to the Professional Services Agreement between the parties dated July 31, 2022 (the “PSA"), and is deemed a SOW thereunder.
1.Services. Consultant will provide consulting and project management services with respect to the Company’s data center migration project (the “Services”). Consultant will devote sufficient time, effort, and attention to the provision of the Services.
2.Fees. In consideration of the Services, the Company will pay Consultant $50,000 a month during the term of the Engagement (prorated for any partial months). Except for out-of-pocket expenses approved by the Company in writing in advance, Consultant will be responsible for all expenses incurred in connection with the Engagement. Consultant will invoice the Company monthly for the Services and reimbursable expenses for the preceding month, which the Company will promptly pay upon receipt. Invoices must be submitted via email to the Company’s Director of Procurement.
3.Term. The Engagement will terminate on December 31, 2022, unless sooner terminated as provided below or unless the parties mutually agree to an extension. The Engagement may be terminated by the Company at any time upon written notice to Consultant (email sufficient).
4.Miscellaneous. The Engagement, together with the PSA, sets forth the entire agreement between the parties, and supersedes any and all prior agreements or understandings between the parties pertaining to the subject matter hereof, including any prior SOWs. Any property, equipment or credentials made available to Consultant remains subject to the Company’s information security standards and any instructions from the Company’s Chief Information Security Officer.
If the foregoing accurately reflects our mutual understanding, please acknowledge by signing below.

Sincerely,
KAR Auction Services, Inc.

/s/ Peter J. Kelly
Peter Kelly, CEO

Accepted and agreed,

Tack Iron, LLC

By: /s/ Thomas J Fisher
Name:    Tom Fisher
Title:    President
Date:    August 1, 2022

(Tack Iron, LLC Engagement Letter Signature Page)